As filed with the Securities and Exchange Commission on May 23, 2007.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENERSYS

(Exact name of registrant as specified in its charter)

Delaware	23-3058564
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2366 Bernville Road Reading, Pennsylvania 610-208-1991	19605
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)	(Zip Code)

EnerSys 2006 Equity Incentive Plan

(Full title of the plan)

Frank M. Macerato, Esq.

Vice President & General Counsel

EnerSys

2366 Bernville Road

Reading, Pennsylvania 19605

(Name and address of agent for service)

(610) 208-1600

(Telephone number, including area code, of agent for service)

Copies to:

Marc S. Gerber, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, NW

Washington, DC 20005

(202) 371-7000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price, per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01	2,600,000	(2)	$18.405	(3)	$47,853,000	$1,469.09

(1)	Pursuant to Rule 416, this Registration Statement on Form S-8 (“Registration Statement”) covers, in addition to the number of shares stated herein, an indeterminate number of shares which may be subject to grant or otherwise issuable by reason of stock splits, stock dividends, or similar transactions.
(2)	Represents the aggregate number of shares of the common stock of the registrant authorized for issuance under the EnerSys 2006 Equity Incentive Plan (2,600,000 shares).
(3)	Estimated pursuant to Rule 457(c) and (h)(1) under the Securities Act of 1933 solely for the purpose of calculating the amount of the registration fee based upon the average of the high and low prices for a share of the registrant’s common stock on May 21, 2007, as reported on the New York Stock Exchange.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

In this Registration Statement, “we,” “us,” and “our” refer to EnerSys.

The following documents filed with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this Registration Statement and made a part hereof:

(a) our Annual Report on Form 10-K for the fiscal year ended March 31, 2006, filed with the SEC on June 14, 2006;

(b) our Quarterly Reports on Form 10-Q for the fiscal quarters ended July 2, 2006, and October 1, 2006 and December 31, 2006;

(c) our Current Reports on Form 8-K filed with the SEC on: March 31, 2006; April 7, 2006; May 19, 2006; May 23, 2006; June 22, 2006; July 6, 2006; July 26, 2006; August 3, 2006; August 8, 2006; November 8, 2006; December 1, 2006; December 7, 2006; December 12, 2006; January 9, 2007; January 16, 2007; February 7, 2007; April 2, 2007; and May 23, 2007.

(d) the description of our common stock contained in Item 1 of our Registration Statement on Form 8-A, filed with the SEC on July 26, 2004, pursuant to which we registered our common stock under the Securities Exchange Act of 1934, and any amendments or reports filed for the purpose of updating such registration statement.

All other documents filed by us after the date of this Registration Statement under Section 13(a), 13(c),14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and part of this Registration Statement from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interest of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) generally provides that all directors and officers (as well as other employees and individuals) of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with certain specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) actually and reasonably incurred in connection with defense or settlement of an action and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145 of the DGCL also provides that the rights conferred thereby are not exclusive of any other right which any person may be entitled to under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, and permits a corporation to advance expenses to or on behalf of a person to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.

We have included in Article VI of our Fifth Restated Certificate of Incorporation a provision to eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty (provided that such provision does not eliminate liability for breaches of the duty of loyalty, acts, or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL, or for any transaction from which the director derived an improper personal benefit), and we have included in Article V of our Fifth Restated Certificate of Incorporation and Article V of our Bylaws provisions to indemnify our directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary.

Acting pursuant to the provisions of our Fifth Restated Certificate of Incorporation and Bylaws and the provisions of Section 145 of the DGCL, we have entered into agreements with each of our officers and directors to indemnify them to the fullest extent permitted by such provisions and such law. We are also expressly authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers, and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits

Exhibits:

Number	Description
3.1	Fifth Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to EnerSys’ Registration Statement on Form S-1 (File No. 333-115553), declared effective by the Securities and Exchange Commission on July 26, 2004)

3.2	Bylaws (Incorporated by reference to Exhibit 3.2 to EnerSys’ Registration Statement on Form S-1 (File No. 333-115553), declared effective by the Securities and Exchange Commission on July 26, 2004)

4.1	2004 Securityholder Agreement (incorporated by reference to Exhibit 4.2 to Amendment No. 4 to EnerSys’ Registration Statement on Form S-1 (File No. 333-115553) filed on July 26, 2004)

5.1	Opinion and consent of Skadden, Arps, Slate, Meagher & Flom LLP, regarding the legality of the shares of common stock being of the registrant offered hereby

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (Included in Exhibit 5.1)

24.1	Powers of Attorney of Directors and Officers (Included on signature page)

99.1	EnerSys 2006 Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 to EnerSys’ Form 8-K dated July 20, 2006)

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

2. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reading, Commonwealth of Pennsylvania, on May 23, 2007.

ENERSYS

By	/s/ Michael T. Philion
Michael T. Philion
Executive Vice President – Finance and
Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John D. Craig and Michael T. Philion, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution of him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title
/s/ John D. Craig	Chairman of the Board, President, and	May 23, 2007
John D. Craig	Chief Executive Officer

/s/ Hwan-yoon F. Chung	Director	May 23, 2007
Hwan-yoon F. Chung

/s/ Kenneth F. Clifford	Director	May 23, 2007
Kenneth F. Clifford

/s/ Eric T. Fry	Director	May 23, 2007
Eric T. Fry

/s/ Howard I. Hoffen	Director	May 23, 2007
Howard I. Hoffen

/s/ Michael C. Hoffman	Director	May 23, 2007
Michael C. Hoffman

/s/ Arthur T. Katsaros	Director	May 23, 2007
Arthur T. Katsaros

/s/ John F. Lehman	Director	May 23, 2007
John F. Lehman

/s/ Dennis S. Marlo	Director	May 23, 2007
Dennis S. Marlo

/s/ Michael T. Philion	Principal Financial Officer	May 23, 2007
Michael T. Philion

/s/ Michael J. Schmidtlein	Principal Accounting Officer	May 23, 2007
Michael J. Schmidtlein

EXHIBIT INDEX

Number	Description
3.1	Fifth Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to EnerSys’ Registration Statement on Form S-1 (File No. 333-115553), declared effective by the Securities and Exchange Commission on July 26, 2004)

3.2	Bylaws (Incorporated by reference to Exhibit 3.2 to EnerSys’ Registration Statement on Form S-1 (File No. 333-115553), declared effective by the Securities and Exchange Commission on July 26, 2004)

4.1	2004 Securityholder Agreement (incorporated by reference to Exhibit 4.2 to Amendment No. 4 to EnerSys’ Registration Statement on Form S-1 (File No. 333-115553) filed on July 26, 2004)

5.1	Opinion and consent of Skadden, Arps, Slate, Meagher & Flom LLP, regarding the legality of the shares of common stock being of the registrant offered hereby

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (Included in Exhibit 5.1)

24.1	Powers of Attorney of Directors and Officers (Included on signature page)

99.1	EnerSys 2006 Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 to EnerSys’ Form 8-K dated July 20, 2006)